Exhibit 99.1

NEWS RELEASE
Visteon announces second quarter 2008 results
Highlights
•	Continued year-over-year financial improvement
•	Net loss narrowed by $25 million

•	Operating income improved $44 million

•	EBIT-R improved $63 million
•	Cash provided by operations of $133 million; free cash flow of $53 million

•	Product sales outside North America account for 76 percent of total

•	$1.5 billion cash balances; bond transactions significantly reduce 2010 maturities

•	Sale of Swansea, UK; 27 of 30 restructuring actions now completed

•	Maintains full year 2008 EBIT-R and free cash flow guidance
VAN BUREN TOWNSHIP, Mich., July 30, 2008 — Visteon Corporation (NYSE:VC) today announced results for second quarter 2008. For the quarter, Visteon reported a net loss of $42 million, or $0.32 per share, on total sales of $2.905 billion. For second quarter 2007, Visteon reported a net loss of $67 million, or $0.52 per share, on total sales of $2.974 billion. Results for second quarter 2008 include $18 million of unreimbursed restructuring and other qualifying costs, $11 million of asset impairments and $49 million of income tax expense. Second quarter 2007 results included $11 million of asset impairments and $28 million of income tax expense. EBIT-R, as defined below, was $78 million, an improvement of $63 million over second quarter 2007.
“Our second quarter and first half results demonstrate Visteon’s geographic diversification, as we improved our financial performance despite a difficult North American market,” said Donald J. Stebbins, president and chief executive officer. “We expanded gross margins by almost 50 percent and increased operating income nearly five-fold due to steady progress on our restructuring plan, our focus on reducing overhead costs and our drive to improve operational efficiency. We have also addressed our UK manufacturing losses through divestitures and commercial arrangements.”
Second Quarter 2008
Total sales for second quarter 2008 were $2.905 billion, a decrease of $69 million from the same period a year ago, including $17 million of lower services revenue. Second quarter 2008 total product sales were $2.781 billion, a decrease of $52 million from second quarter 2007. Divestitures and plant closures decreased product sales by $222 million, which was partially offset by favorable currency of $163 million. Lower production volumes in North America were offset by increases in Europe and Asia, reflecting Visteon’s geographic diversification.

Product gross margin for second quarter 2008 was $230 million, representing an increase of $76 million from the same period a year ago. This increase reflects net cost performance of $41 million and favorable currency of $43 million, partially offset by the impact of divestitures, plant closures and other items.
For second quarter 2008, Visteon’s operating income of $53 million was an improvement of $44 million from the same period in 2007. This improvement was driven by increased product gross margin, partially offset by unreimbursed restructuring and other qualifying costs and implementation costs associated with the company’s overhead cost reduction initiative. Unreimbursed restructuring and other qualifying costs include $12 million related to the sale of the Swansea operation as highlighted below. Operating income for second quarter 2008 also included $7 million of asset impairment related to the Swansea sale.
Cash provided by operating activities for second quarter 2008 was $133 million, $13 million lower than second quarter 2007. Capital expenditures for second quarter 2008 were $80 million, unchanged from the same period a year ago. Free cash flow, as defined below, for second quarter 2008 was $53 million, compared with $66 million in the same period of 2007. The decrease is attributable to net restructuring cash use, higher interest payments and other items, partially offset by improved trade working capital and changes in receivables sold under the company’s securitization facility.
During second quarter 2008, Visteon issued $206 million in aggregate principal amount of new 12.25 percent notes due in 2016 and repurchased $344 million of its 8.25 notes due in August 2010. This reduced the amount outstanding on the 2010 notes to $206 million. As of June 30, 2008, Visteon’s cash balances totaled $1.506 billion compared with $1.758 billion as of Dec. 31, 2007, and total debt was $2.665 billion, approximately $180 million lower than year-end 2007.
First Half 2008
For the first six months of 2008, Visteon narrowed its net loss by $73 million, or $0.56 per share, to $147 million, or $1.14 per share. Total sales for first half 2008 of $5.765 billion were lower by $97 million from the same period 2007. Total product sales of $5.520 billion were $71 million lower. First half 2008 results include $41 million of restructuring expenses and other qualifying costs in excess of escrow account reimbursement and a $55 million increase in the company’s tax provision. EBIT-R for first half 2008 increased $160 million over the first six months of 2007 to $129 million. Cash from operations was positive $7 million for the first six months of 2008, slightly below the $15 million reported in the same period a year ago. Capital expenditures of $154 million were $10 million higher than the first six months of 2007. Free cash flow was a use of $147 million for first half 2008, compared with $129 million for the same period the previous year.
Restructuring and Divestitures
Visteon continues to make solid progress implementing its three-year plan. During the second quarter, Visteon ceased production at its Bedford, Ind. facility, and closed two fuel tank facilities in Germany. Additionally in July, the company divested its Swansea, UK, facility and ceased production at its Concordia, Mo. facility.
By completing the sale of its Swansea chassis manufacturing operation, effective July 7, Visteon divested its largest UK operation, which generated negative gross margin of approximately $40 million on sales of approximately $80 million during 2007. The company expects to record losses of approximately $47 million in connection with the sale, of which $32 million was recorded during second quarter 2008 — including $18 million of employee severance and termination benefits, $7 million of

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pension curtailment losses and $7 million of asset impairment. These losses were partially offset by $13 million of escrow account reimbursement.
Visteon continues to address its remaining operations in the UK and commercial agreements are in place to address the operating losses at the company’s other UK manufacturing facilities. To date, 27 of the 30 targeted facility actions — including nine during 2008 — have been accomplished.
“Last fall we highlighted the significant losses in our UK operations and indicated it was our top priority to address these operations during 2008,” Stebbins said. “With the sale of Swansea and the agreements reached regarding our other UK facilities, we are delivering on this commitment.”
In addition to the actions under the company’s three-year plan, Visteon also announced that it will be closing its interiors facility in Durant, Miss., and will be consolidating that production in other facilities. In January Visteon stated it expects to generate cumulative savings of approximately $215 million over three years as part of its overhead cost-reduction initiative and remains on track to generate the expected savings.
Full Year 2008 Outlook
Visteon is adjusting its full year 2008 sales down $100 million from $10.1 billion to $10.0 billion. It is maintaining its full year outlook for both EBIT-R and free cash flow. For full year 2008, EBIT-R is expected to be in the range of $(25) million to $25 million and free cash flow is expected to be in the range of $(350) million to $(250) million.
“The progress Visteon is making, combined with the additional actions we will execute in second half of 2008, allow us to maintain our EBIT-R and free cash flow guidance for the full year despite a very difficult North American market,” Stebbins said. “With $1.5 billion of cash as of June 30, 2008, and additional available liquidity, we have the flexibility to execute our plans.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 38,500 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions,

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acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2008 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:

Media:	Investors:

Jim Fisher 734-710-5557 jfishe89@visteon.com	Derek Fiebig 734-710-5800 dfiebig@visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2008	2007	2008	2007
Net sales
Products	$2,781	$2,833	$5,520	$5,591
Services	124	141	245	271

	2,905	2,974	5,765	5,862
Cost of sales
Products	2,551	2,679	5,096	5,322
Services	123	140	243	268

	2,674	2,819	5,339	5,590

Gross margin	231	155	426	272

Selling, general and administrative expenses	156	145	304	314
Restructuring expenses	29	37	75	62
Reimbursement from Escrow Account	18	47	42	82
Asset impairments and loss on divestitures	11	11	51	51

Operating income (loss)	53	9	38	(73)

Interest expense, net	42	41	84	81
Equity in net income of non-consolidated affiliates	15	14	30	23

Income (loss) from continuing operations before income taxes and minority interests	26	(18)	(16)	(131)

Provision for income taxes	49	28	100	45
Minority interests in consolidated subsidiaries	19	14	31	20

Net loss from continuing operations	(42)	(60)	(147)	(196)

Loss from discontinued operations, net of tax	—	7	—	24

Net loss	$(42)	$(67)	$(147)	$(220)

Per share data:

Basic and diluted loss per share from continuing operations	$(0.32)	$(0.46)	$(1.14)	$(1.52)
Loss from discontinued operations, net of tax	—	(0.06)	—	(0.18)

Basic and diluted loss per share	$(0.32)	$(0.52)	$(1.14)	$(1.70)

Average shares outstanding (millions)
Basic	129.5	129.5	129.5	129.2
Diluted	129.5	129.5	129.5	129.2

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	June 30	December 31
	2008	2007

ASSETS

Cash and equivalents	$1,506	$1,758
Accounts receivable, net	1,217	1,150
Interests in accounts receivable transferred	433	434
Inventories, net	466	495
Other current assets	313	235

Total current assets	3,935	4,072

Property and equipment, net	2,721	2,793
Equity in net assets of non-consolidated affiliates	252	218
Other non-current assets	108	122

Total assets	$7,016	$7,205

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$121	$95
Accounts payable	1,795	1,766
Accrued employee liabilities	293	316
Other current liabilities	409	351

Total current liabilities	2,618	2,528

Long-term debt	2,544	2,745
Postretirement benefits other than pensions	603	624
Employee benefits, including pensions	575	530
Deferred income taxes	158	147
Other non-current liabilities	430	428
Minority interests in consolidated subsidiaries	295	293

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 130 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,407	3,406
Accumulated deficit	(4,170)	(4,016)
Accumulated other comprehensive income	304	275
Other	(6)	(13)

Total shareholders’ deficit	(207)	(90)

Total liabilities and shareholders’ deficit	$7,016	$7,205

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2008	2007	2008	2007

Operating Activities

Net loss	$(42)	$(67)	$(147)	$(220)

Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	110	116	225	237
Asset impairments and loss on divestitures	11	13	51	63
Gain on asset sales	(3)	(5)	(17)	(2)
Equity in net income of non-consolidated affiliates, net of dividends remitted	(11)	24	(26)	15
Other non-cash items	(19)	(12)	(26)	4
Changes in assets and liabilities:
Accounts receivable and retained interests	61	—	(35)	(148)
Inventories	13	1	(17)	(22)
Accounts payable	(37)	(13)	43	50
Other	50	89	(44)	38

Net cash provided from operating activities	133	146	7	15

Investing Activities

Capital expenditures	(80)	(80)	(154)	(144)
Proceeds from divestitures and asset sales	7	83	59	90
Other	4	(1)	4	(1)

Net cash (used by) provided from investing activities	(69)	2	(91)	(55)

Financing Activities

Short-term debt, net	25	(9)	34	(7)
Proceeds from debt, net of issuance costs	185	496	185	497
Principal payments on debt	(20)	(11)	(32)	(15)
Repurchase of unsecured debt securities	(337)	—	(337)	—
Other, including book overdrafts	(23)	(33)	(32)	(31)

Net cash (used by) provided from financing activities	(170)	443	(182)	444

Effect of exchange rate changes on cash	(1)	10	14	12

Net (decrease) increase in cash and equivalents	(107)	601	(252)	416

Cash and equivalents at beginning of period	1,613	872	1,758	1,057

Cash and equivalents at end of period	$1,506	$1,473	$1,506	$1,473

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “EBIT-R “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
EBIT-R: EBIT-R represents net (loss) income before net interest expense and provision for income taxes and excludes asset impairments, gains and losses on business divestitures and net unreimbursed restructuring expenses and other reimbursable costs. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three-Months Ended		Six-Months Ended
	June 30		June 30		FY 2008
	2008	2007	2008	2007	Estimate

Net loss	$(42)	$(67)	$(147)	$(220)	$(506) to (456)

Interest expense, net	42	41	84	81	175
Provision for income taxes	49	28	100	45	170
Asset impairments and loss on divestitures	11	13	51	63	66
Restructuring and other reimbursable costs	36	53	83	94	140
Reimbursement from Escrow Account	(18)	(53)	(42)	(94)	(70)

EBIT-R	$78	$15	$129	$(31)	$(25) to 25

EBIT-R is not a recognized term under GAAP and does not purport to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt, for planning and forecasting future periods and as a measure for compensation purposes.

	Three-Months Ended		Six-Months Ended
	June 30		June 30		2008
	2008	2007	2008	2007	Estimate*

Cash provided from operating activities	$133	$146	$7	$15	$(40) to 60

Capital expenditures	(80)	(80)	(154)	(144)	(310)

Free cash flow	$53	$66	$(147)	$(129)	$(350) to (250)

Free cash flow is not a recognized term under US GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.

*	As of June 30, 2008 Visteon had $105 million of total receivable sales, which is equal to the balance at December 31, 2007 after adjusting for exchange. Full year 2008 estimates are based on receivables sales equal to the December 31, 2007 level.